EXHIBIT 99.2

InFocus Announces Engagement of Investment Banking Firm Thomas Weisel Partners LLC

WILSONVILLE, Ore., December 10, 2008 – InFocus® Corporation (NASDAQ: INFS) today announced the engagement of Thomas Weisel Partners LLC (TWP), an investment banking firm headquartered in San Francisco, CA. The team at TWP will provide the company with advisory services, including advice related to unsolicited offers recently received by the company. TWP has a distinguished track record in offering its clients objective advice on opportunities of this kind.

“We have decided to evaluate alternatives that will best serve the interest of all of our shareholders given our depressed share price along with recent 13D filings,” stated Bob O’Malley, president and chief executive officer of InFocus Corporation. “The Board has appointed a committee of independent directors to work with TWP to allow our management team to focus on day-to-day operations.”

In light of this development, the company also announced that it will suspend the current stock repurchase plan, approved in August of 2008 by its Board of Directors, to buy back up to four million shares of common stock over a three year period.

InFocus will conduct a conference call to review the above and other key business matters on Tuesday, December 16, 2008 at 9:00 a.m. (EST). Details on how to access the call will be provided closer to the date.

About InFocus Corporation

InFocus is the industry pioneer and a global leader in the digital projection market. The company’s digital projectors make bright ideas brilliant everywhere people gather to communicate and be entertained – in meetings, presentations, classrooms and living rooms around the world. Backed by more than 20 years of experience and innovation in digital projections, and over 240 patents, InFocus is dedicated to setting the industry standard for large format visual display. The company is based in Wilsonville, Oregon with operations in North America, Europe and Asia. InFocus is listed on NASDAQ under the symbol INFS. For more information, visit the company’s website at www.infocus.com.

Forward-Looking Statements

This press release contains forward looking statements concerning the engagement of an investment bank and actions to be taken following such engagement. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. A listing of selected risk factors that could cause actual results to differ from these forward-looking statements can be found in the Company’s periodic reports on Form 10-Q and 10-K. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Lisa K. Prentice, Chief Financial Officer

503-685-8980

Mona J. Walsh, Edelman

212-704-4598

Mona.walsh@edelman.com